SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Florida Business BancGroup, Inc.

(Name of registrant as specified in its charter)

Florida	59-3517595
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2202 N. Westshore Blvd., Ste. 150, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

2000 Directors’ Stock Option Plan

(Full title of the plan)

Gregory W. Bryant

President & Chief Executive Officer

2202 N. Westshore Blvd., Ste. 150

Tampa, Florida 33607

(813) 281-0009

(Name, address and telephone number of agent for service)

Copies Requested to:

Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

1501 Park Avenue East

Tallahassee, Florida 32301

(850) 878-2411 Telephone

(850) 878-1230 Facsimile

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock $0.01 par value	123,500	$10.50	$1,296,750	$164.30

(1)	Estimated solely for the purpose of calculating the registration fee on the exercise price of options previously granted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Florida Business BancGroup, Inc. (“FBBI”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

1.	FBBI’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

2.	FBBI’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 & June 30, 2004;

3.	FBBI’s Current Reports on Form 8-K filed since December 31, 2003; and

4.	The description of our common stock contained under the heading Description of Securities in FBBI’s Post-Effective Amendment No. 2 to Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on July 30, 2001, Registration File No. 333-65101 is hereby incorporated by reference.

Item 6.	Indemnification of Directors and Officers.

The description of the indemnification provisions of our Articles of Incorporation, our Bylaws, Florida law and Federal law contained under the heading of Indemnification of Officers and Directors in FBBI’s Post-Effective Amendment No. 2 to Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on July 30, 2001, Registration File No. 333-65101 is hereby incorporated by reference.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement. The exhibits which are marked by an (a) were previously filed as part of FBBI’s Registration Statement on Form SB-2, filed with the SEC on September 30, 1998, Registration No. 333-65101; and exhibits marked by a (b) were previously filed in FBBI’s Definitive Proxy Statement, filed with the SEC on March 13, 2000.

Exhibit Number	Description of Exhibit

a. 4.1	Specimen Common Stock Certificate.

5.1	Legal Opinion of Igler & Dougherty, P.A.

b. 10.4	2000 Directors’ Stock Option Plan

23.1	Consent of Igler & Dougherty, P.A. - included in Opinion Letter - See Exhibit 5.1.

23.2	Consent of Hacker, Johnson & Smith, P.A.

24.1	Power of Attorney - included on the signature page of the Registration Statement.

Item 9.	Undertakings.

FBBI will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Florida Business BancGroup, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on June 28, 2004.

Florida Business BancGroup, Inc.

Dated: June 28, 2004	By:	/s/ A. BRONSON THAYER
A. Bronson Thayer, Chief Executive Officer

Dated: June 28, 2004	By:	/s/ MARTI J. WARREN
Marti J. Warren, Principal Accounting Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints A. Bronson Thayer or Marti J. Warren, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated (and in their capacities as administrators of the 2000 Key Employee Stock Compensation Program) on the dates indicated below.

Signature	Title	Date

John C. Bierley	Director

/s/ GREGORY W. BRYANT Gregory W. Bryant	President and Director	June 28, 2004

/s/ FRANK G. CISNEROS Frank G. Cisneros	Director	June 28, 2004

/s/ LAWRENCE H. DIMMITT, III Lawrence H. Dimmitt, III	Director	June 28, 2004

Jeff Huenink	Director

/s/ ROBERT A. MONROE Robert A. Monroe	Director	June 28, 2004

Eric M. Newman	Director

Eiji Sadato	Director

/s/ A. BRONSON THAYER A. Bronson Thayer	Chief Executive Officer and Chairman of the Board of Directors	June 28, 2004